                                                                    EXHIBIT 23.4



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
BioMed Realty Trust, Inc.:




We consent to the use of our report with respect to the combined balance sheets of BioMed Realty Trust Predecessor as of December 31, 2003 and 2002, and the related combined statements of income, owners' equity, and cash flows for each of the years in the three-period ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts", "Summary Selected Financial Data" and "Selected Financial Data" in the registration statement and related prospectus.



                                             /s/ KPMG LLP



San Diego, California
June 23, 2004